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                                                                    Exhibit 21.1
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The Company has the following subsidiaries:

Software.com Ltd. (UK);
Nihon Software.com Ltd (Japan);
Software.com Pte. Ltd. (Singapore);
Software.com Italia S.r.l.;
Software.com Deutschland Gmbh;
Software.com Hong Kong Limited; and
Mobility.Net Corporation.